Exhibit 3.1

State of Missouri Jason Kander, Secretary of State Corporations Division PO Box 778 / 600 W. Main St., Rm. 322 Jefferson City, MO 65102

Amendment of Articles of Incorporation

for a General Business or Close Corporation

(Submit with $25.00 filing fee; if increasing # of shares, please see fee schedule for appropriate fee.)

Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1.	The present name of the Corporation is Great Plains Energy Incorporated

The name under which it was originally organized was Great Plains Energy Incorporated

2.	An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders on 9/26/16 month/day/year

3.	Article Number Three is amended to read as follows:

See Annex A attached hereto.

(If more than one article is to be amended or more space is needed attach additional pages)

(Please see next page)

Name and address to return filed document: Name: Great Plains Energy Incorporated c/o Jaileah Huddleston Address: 1200 Main Street City, State, and Zip Code: Kansas City, MO 64105	Corp. 44 (03/2011)

4.	Of the 154,768,521 shares outstanding, 154,768,521 of such shares were entitled to vote on such amendment.

The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Class	Number of Outstanding Shares
Common	154,768,521

5.	The number of shares voted for and against the amendment was as follows:

Class	No. Voted For	No. Voted Against
Common	114,960,547	5,087,304

6.	If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected:

7.	If the effective date of the amendment is to be a date other than the date of filing of the certificate of amendment with the Secretary of State, then the effective date, which shall be no more than 90 days following the filing date, shall be specified:

In Affirmation thereof, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ Heather Humphrey	Heather Humphrey	General Counsel and Senior Vice President — Corporate Services	9/26/2016
Authorized Signature	Printed Name	Title	Date

Corp. 44 (03/2011)

ANNEX A

Reference is made to ARTICLE THREE of the Articles of Incorporation of Great Plains Energy Incorporated, a Missouri corporation, as amended May 6, 2014. The portion of ARTICLE THREE immediately preceding the heading “CUMULATIVE PREFERRED STOCK AND CUMULATIVE NO PAR PREFERRED STOCK” is hereby amended and restated in its entirety as follows:

“The amount of authorized capital stock of the Company is Six Hundred Twelve Million, Nine Hundred Sixty-Two Thousand (612,962,000) shares divided into classes as follows:

Three Hundred Ninety Thousand (390,000) shares of Cumulative Preferred Stock, of the par value of One Hundred Dollars ($100) each.

One Million Five Hundred Seventy-Two Thousand (1,572,000) shares of Cumulative No Par Preferred Stock without par value.

Eleven Million (11,000,000) shares of Preference Stock without par value.

Six Hundred Million (600,000,000) shares of Common Stock without par value.

The preferences, qualifications, limitations, restrictions, and special or relative rights of the Cumulative Preferred Stock, the Cumulative No Par Preferred Stock, the Preference Stock and the Common Stock shall be as follows:”

Except as amended hereby, the Articles of Incorporation of Great Plains Energy Incorporated, as amended May 6, 2014, remains unchanged and in full force and effect.